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                                                                   EXHIBIT 10.12

                              ZymoGenetics, Inc.
                      Incentive Compensation Plan Summary

Purpose: The Incentive Compensation Plan (ICP) is designed to:
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 .  provide a flexible system of cash and non-cash incentives and achievement awards to all ZGI employees who accomplish scientific and/or business objectives;
 .  provide incentives and achievement awards which are competitive with those offered by other biotechnology companies;
 .  motivate and reward employees for innovation, creativity, superior performance, and completion of major project goals or assignments;
 . allow managers and supervisors to tailor the incentives and achievement awards to the requirements of their particular group.

Plan Year: The Plan year will be from January 1/st/ through December 31/st/.
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Eligibility: All ZGI employees except the President are eligible to participate
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in the ICP.
To be eligible for the Plan, participants must be:
 .  a full-time or part-time regular employee;
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 .  hired into an eligible position on or before June 30/th/ in any Plan year;
 . employed a minimum of 20 hours per week, and be employed by ZGI at the time of the award payment.

Average Maximum Incentive/Achievement Award: The Average Maximum Incentive (AMI)
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provides the basis for the incentive budget allocated to each Director and
Manager. The budget is calculated by multiplying the "AMI Target Percent" by a participant's annual base salary in effect on January 1/st/.

     Category/Title:                                   AMI Target %:
     ---------------                                   -------------

     Non-exempt employees                                   6%

     Supervisors; exempt (non-management) staff             6%

     Associate Directors, Managers, Sr. Scientists,         8%
     Computational Biologists, Attorneys, Principal and
     Sr. Patent Agents

     Sr. Directors, Directors, Principal Scientists        10%

     Sr. Vice Presidents, Vice Presidents                  15%

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Plan Administration: Sr. Vice Presidents, Vice Presidents, Sr. Directors,
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Directors, Associate Directors, and Managers will be provided with an annual budget, which can be used to provide both cash and non-cash incentives and achievement awards to members of their departments. Either cash or non-cash incentives (such as vacation travel and merchandise) may be awarded by the responsible manager, based on which type of incentive or award seems most appropriate.

Executives, Directors and Managers will have broad discretion in utilizing their budget. The annual budget can be used to encourage both individual and team performance objectives by providing:

 .  significant incentives to key individuals in the group;
 .  significant rewards to the highest individual performers in the group;
 .  incentives or awards to recognize team members for superior performance;
 . team-based incentives or awards linked to project milestones or completion; . a combination of team-based incentives, plus individual incentives or awards for outstanding individual contributions.

Annual performance incentive goals should be developed for individuals who have jobs that typically involve projects or individual work product (e.g., managers). At the start of the Plan year, from two to five goals should be agreed upon by the individual and his/her manager. Each goal must be assigned a dollar value, based upon the average maximum annual incentive available to the individual.

Goals must:
 .  align with department and/or company business objectives;
 . be measurable, clearly defined, and have a completion date during the Plan year.

A written copy of the goals and their incentive value must be provided to the Participant, and a copy submitted to the Human Resources department. Goals may change during the Plan year, as may the dollar value assigned to goals. If goals are revised or revalued during the year, a copy of the revised goals must be sent to the Human Resources department.

Individuals and work teams that perform jobs that do not have clearly definable annual performance goals (e.g., research technicians and laboratory/facilities support staff) are eligible for achievement awards based on the following criteria:

 .  superior individual or team performance;
 . completion of a major project, project milestone, or assignment; . demonstrated innovation and creativity.

The President, ZymoGenetics, Inc., or his assignee(s), will approve all incentive payments and awards under this Plan.

The President, ZymoGenetics, Inc., will have sole discretion to revise or modify an incentive payment or award to accommodate special or unusual circumstances.

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Plan Operation: There are four steps to managing the ICP:
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 .  determining and allocating the incentive plan budget;
 .  setting performance goals for the Plan period;
 .  assigning an appropriate incentive award for each performance goal or achievement;
 .  evaluating how well goals have been accomplished.

1. Budgeting Process:
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Each January, after the annual salary equity review has been completed, each
Vice President will be given an "ICP" budget. This budget will be calculated by the Finance department, based on the formula described above in the "AMI / Achievement Award" section. Vice Presidents may then sub-allocate budgets to their Directors and Managers, who will be responsible for managing their own sub-budget.

If Vice Presidents want to provide their Directors and Managers with their own sub-budgets to manage, they must inform the Finance department by January 15th regarding the distribution of their budget. Vice Presidents and their respective Directors and Managers will receive their budget worksheets by January 31/st/.

2. Setting Performance Goals For The Plan Period:
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Each year during the month of January, all supervisors must discuss with their subordinates how they can earn a bonus. Adhering to the following guidelines will help ensure that incentive awards are fairly and consistently distributed.

The first step is to determine which employees perform jobs with specific goals and objectives. For example, many professional employees may have projects or major assignments that can be defined in measurable terms or goals, and are therefore suitable for "management by objective". Other positions, such as some of the operations jobs, have duties that are often similar from day-to-day, and therefore do not lend themselves to "management by objective".

Setting "management by objective" goals: If the supervisor and his/her subordinate agree that the subordinate's work can best be guided by specified objectives, they should jointly determine the goals, how they should be completed, and when they are to be finished. All goals must support the company's business or research objectives, be measurable, and provide some "stretch" for the individual.

Goals may be modified during the Plan period, but when they are first set at the beginning of the Plan year, they should be very explicit. Then, during the Plan year, the supervisor and their subordinate should meet regularly to review their progress, and modify or replace any goals which may have changed or are no longer relevant. Supervisors should urge their subordinates to be proactive in
informing them about goals which should be changed. Managing progress   toward
goals is a shared responsibility.

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When the supervisor and their subordinate have determined their performance goals for the Plan period, a written copy of the goals should be prepared for the person, and a copy sent to the Human Resources department.

If a person's job is not suitable for the "MBO" approach to goal setting, the supervisor should talk about the other ways the person can earn an incentive bonus, such as superior individual or team performance, completion of an assignment, or demonstrated innovation and creativity. The supervisor should give the individual a clear idea of what is meant by "superior performance", or "demonstrated innovation and creativity" so the person has a clear picture of what is expected to earn an incentive bonus.

Supervisors should also provide the individual with a memo or other written document that summarizes your discussion, so the person has a record of what they must do to earn an incentive award. A copy of the document should be sent to the Human Resources department.

Team incentives may also be established for work or project groups. Team incentives should only be offered when there is a project or goal for which a group works toward the same objective. The team objective must be clearly defined and communicated to all team members.

3. Assigning an Incentive Award for Each Performance Goal or Achievement:
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The most important aspect of the incentive award system is for the individual to know what achievement is required to trigger a bonus payment. Each manager or supervisor that has an ICP budget has substantial latitude in making awards. Awards can be either cash or non-cash (such as vacation travel, merchandise, attendance at a professional seminar, etc.).

For subordinates with "MBO" performance goals, it is recommended that supervisors assign a specific cash or non-cash award to each goal. It is usually more motivational if the subordinate is given the opportunity to participate in deciding the nature of the incentive award, so supervisors are urged to discuss the nature of the award associated with each goal at the time the goal is established.

All awards, whether individual or team, are funded from the same budget. Supervisors should determine at the beginning of the Plan period how much money they want to allocate to team incentive awards. The remaining portion of the budget may then be used for individual incentives that can be paid primarily to superior performers, or more equitably to all members of the group.

For team awards, supervisors may provide the same level of award to all members of the team, or they may provide different levels of awards to various team members to distinguish between individual levels of contribution. Generally, it is advisable to make the same award to each team member, and use the individual award portion of the ICP budget to recognize distinctions between performance or contribution levels.

4. Evaluating How Well Goals Have been Accomplished:
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Evaluating progress toward goals is a process that should be conducted throughout the Plan year. Sometimes, the individual is unable to achieve their goals due to circumstances

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beyond their control, but may still deserve an award. Likewise, if someone partially achieves a goal, the supervisor has the discretion to award all, some, or none of the award.

Payment and Timing of Incentives/Awards: Awards may be paid at any time during
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the Plan year, but not later than thirty days after the conclusion of the Plan year.

Plan Revision: The Plan may be terminated or modified at any time by the
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Company, and without the prior notification or consent of any Plan participant or employee.

Termination of Employment: A participant who is terminated for any reason other
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than death, disability (as defined by the Company's Long Term Disability Plan), or normal or early retirement, forfeits all rights to payment of incentives or awards under the Plan.

A Participant whose employment is terminated as a result of death, disability, or normal or early retirement, may be paid an incentive or achievement award at the discretion of the President, ZymoGenetics, Inc., or his assignee(s).

In the event of death, any award which was to be paid to the Participant will be paid to the most current beneficiary, or beneficiaries, on file for the Group Life Insurance Plan.

No Right of Continued Employment: No portion of this Plan is to be construed for
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compensation purposes, or for continued employment with the Company.

Affect on Other Plans: The payment of an award is excluded from, and in no
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manner affects, the calculation or determination of benefits under any other
Company plan or program.

Assignments and Transfers: The rights and interests of a Participant under the
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Plan may not be assigned, encumbered, or transferred, except in the event of the death of the Participant, to his designated beneficiary, or in the absence of such designation, by will or the law of descent and distribution.

Effective Date: This Plan document supersedes all other Company incentive plan
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documents, to include the Management Incentive Plan (MIP) and Variable Incentive
Plan (VIP). The effective date for the Incentive Compensation Plan (ICP) is January 1, 1999.

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